UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 20, 2007

SINO FIBRE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52709	760616470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York		10174
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code
(212) 907-6522

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03    Creation of a Direct Financial Obligation or an Obligation
                    under an Off-Balance Sheet Arrangement of a Registrant.

Sino Fibre completed a private placement of 5% convertible notes due January 1, 2009 for an aggregate principal amount of $600,000. The private placement was completed in two tranches with the first tranche completing on December 11, 2007 for a principal amount of $360,000 and the second tranche completing on December 19, 2007 for a principal amount of $240,000. The principal amount of the convertible notes, and all accrued and unpaid interest thereon, is due and payable on the maturity date. The convertible notes are pre-payable at any time without premium or penalty.

The holders of convertible notes are entitled at their option to convert all or any portion of the principal amount of their convertible note into units, with each unit consisting of one share of common stock of Sino Fibre and one warrant to purchase one share of common stock, at any time after 90 days from the issuance of their convertible note and subject to other conditions. The conversion price is $0.05 per unit. Upon conversion, the interest accrued or accruing from the date of issuance to the date of conversion will be paid in units calculated at $0.05 per unit and will constitute payment in full of any such interest on the same terms as would otherwise apply to the conversion of the principal amount. Each warrant entitles the holder to purchase one share of common stock for up to two years from the date of issuance of the warrant with an exercise price equal to $0.20 per share.

The convertible notes were offered and sold to purchasers who purchased as offshore investors in compliance with Regulation S adopted under the Securities Act of 1933, as amended. The offering of the convertible notes was non-brokered. The proceeds of the convertible note offering will be used to pursue potential business opportunities, including opportunities with Sino-Con Telecom Group Co., Ltd., and for general working capital.

Section 3 - Securities and Trading Markets

Item 3.02     Unregistered Sales of Equity Securities.

As disclosed in Item 2.03, Sino Fibre completed a private placement of 5% convertible notes due January 1, 2009 for an aggregate principal amount of $600,000. The private placement was completed in two tranches with the first tranche completing on December14, 2007 for a principal amount of $360,000 and the second tranche completing on December 19, 2007 for a principal amount of $240,000. The holders of convertible notes are entitled at their option to convert all or any portion of the principal amount of their convertible note into units, with each unit consisting of one share of common stock of Sino Fibre and one warrant to purchase one share of common stock, at any time after 90 days from the issuance of their convertible note and subject to other conditions. The conversion price is $0.05 per unit. Upon conversion, the interest accrued or accruing from the date of issuance to the date of conversion will be paid in units calculated at $0.05 per unit and will constitute payment in full of any such interest on the same terms as would otherwise apply to the conversion of the principal amount. Each warrant entitles the holder to purchase one share of common stock for up to two years from the date of issuance of the warrant with an exercise price equal to $0.20 per share.

As of the date of this report, the number of Sino Fibre common stock outstanding is 16,481,400 shares. The number of underlying shares of common stock issuable upon the conversion of the principal amount of the convertible notes and the interest expected to accrue thereon up to the maturity date and upon the exercise of the warrants will be up to 15,120,000 shares.

The convertible notes were offered and sold to purchasers who purchased as offshore investors in compliance with Regulation S adopted under the Securities Act of 1933, as amended. The offering of the convertible notes was non-brokered. The proceeds of the convertible note offering will be used to pursue potential business opportunities, including opportunities with Sino-Con Telecom Group Co., Ltd., and for general working capital.

Section 5 - Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment
                  of Certain Officers; Compensatory Arrangements of Certain Officers.

Sino Fibre's Chief Financial Officer, Glenn Henricksen, resigned effective on December 14, 2007. As Chief Financial Officer, Mr. Hendricksen was Sino Fibre's principal financial officer and principal accounting officer. Sino Fibre is currently searching for a qualified candidate to be appointed as its new Chief Financial Officer.

Section 9 - Financial Statements And Exhibits

Item 9.01   Financial Statements and Exhibits.

Exhibits.

Exhibit	Description
11.1	Form of the subscription agreement between the registrant and each of the purchasers for the convertible notes (including the form of convertible note certificate and the form of warrant certificate).
99.1	Press release dated December 20, 2007 announcing the completion of the convertible note offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2007	SINO FIBRE COMMUNICATIONS, INC. /s/ Ben Yan ___________________________________ Ben Yan President and Chief Executive Officer